EXHIBIT 3.3

BY-LAW AMENDMENT OF ARTICLE I, SECTIONS 8 AND 9 ARE AMENDED AS FOLLOWS:

    Section 8.  Notice of Stockholder Nomination ~~and Stockholder Business.  At a meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  Nominations for the~~of Directors.  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Restated Certificate of Incorporation of the Corporation.  Nominations of persons for election ~~of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors.  Other matters to be properly brought before the meeting must be:  (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, including matters covered by Rule 14a-8 of the Exchange Act of 1934, as amended, of the United States Securities and Exchange Commission; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before the meeting by a stockholder.~~ to the Board of Directors may be made at any annual meeting of stockholders (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of giving of the notice provided for in this Section 8 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 8.

    ~~A notice of the intent of a stockholder to make a nomination or to bring any other matter before the meeting shall be made in writing and received by the Secretary~~In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.  To be timely, a stockholder’s notice to the Secretary of the Corporation must be received at the principal executive offices of the Corporation not more than 180 days, and not less than 120 days, in advance of the ~~annual meeting, or in the event of a special meeting of stockholders, such notice shall be received by the Secretary of the Corporation not later than the earlier of (i) the close of the fifteenth day following the day on which notice of the meeting is first mailed to stockholders, or (ii) the close of the day next~~first anniversary of the preceding ~~the~~year’s annual meeting; provided, however, that if the date of the annual meeting is advanced ~~more than 30 days prior to,~~ or delayed by more than 30 days ~~after,~~from the date of the first anniversary of the preceding year~~'~~’s annual meeting, notice by the stockholder to be timely must be ~~so delivered~~received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th  day following the day on which public announcement of the date of such meeting is first made.   In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

    ~~Every such notice by a stockholder shall set forth:~~

    ~~(a)  the name and residence address of the stockholder of the Corporation who intends to make a nomination or bring up any other matter;~~

    ~~(b)  a representation that the stockholder is a holder of the Corporation's voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;~~

    ~~(c)  with respect to notice of an intent to make a nomination, a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;~~

    ~~(d)  with respect to notice of an intent to make a nomination, such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Corporation; and~~

    ~~(e)  with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the stockholder in the matter.~~

    ~~Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Corporation if so elected.~~ To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director and as to the stockholder giving the notice and any Stockholder Associated Person (as defined below): (i) the name, age, business address, residence address and record address of such person; (ii) the principal occupation or employment of such person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person; (iv) any information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the rules and regulations promulgated thereunder; (v) the nominee holder for, and number of, shares owned beneficially but not of record by such person; (vi) whether and the extent to which any transaction or series of transactions has been made or entered into by or on behalf of such persons in relation to any share of stock of the Corporation, including, without limitation, any hedging or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Corporation; (vii) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice; (viii) a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any Stockholder Associated Person, on the one hand, and each proposed nominee, on the other hand; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice.  Any information required pursuant to this paragraph shall be supplemented by the stockholder giving the notice not later than 10 days after such record date for the meeting as of the record date.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.  The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

    ~~At the meeting of stockholders, the chair shall declare out of order and disregard any nomination or other matter not presented in accordance with this section.~~

      No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 8 (including the provision of the information required pursuant to the immediately preceding paragraph).  If the Chairman of the annual meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare at such annual meeting that the nomination was defective and such defective nomination shall be disregarded.

    For purposes of Article I, Section 8 and 9 of these By-Laws, “Stockholder Associated Person” of any stockholder shall mean (a) any person acting in concert, directly or indirectly, with such stockholder and (b) any person controlling, controlled by or under common control with such stockholder or any Stockholder Associated Person.

      Section 9.  Notice of Stockholder Proposals of Business.  No business (other than nominations for election to the Board of Directors pursuant to Section 8 of Article I of these By-laws)  may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 9 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 9.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.  To be timely, a stockholder’s notice to the Secretary of the Corporation must be received at the principal executive offices of the Corporation not more than 180 days and not less than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed by more than 30 days from the date of the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th  day following the day on which public announcement of the date of such meeting is first made.  In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for giving of a stockholder’s notice as described above.

    To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and as to the stockholder giving the notice and any Stockholder Associated Person: (i) the name and record address of such person; (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person; (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such person; (iv) whether and the extent to which any transaction or series of transactions has been made or entered into by or on behalf of such persons in relation to any share of stock of the Corporation, including, without limitation, any hedging or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Corporation; (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business on the date of such stockholder’s notice; (vi) a description of all arrangements or understandings between or among such persons in connection with the proposal of such business by such stockholder and any material interest in such business; and (vii) a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.  Any information required pursuant to this paragraph shall be supplemented by the stockholder giving the notice not later than 10 days after the record date for the meeting as of the record date.

    No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 9 (including the provision of the information required pursuant to the immediately preceding paragraph); provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 9 shall be deemed to preclude discussion by any stockholder of any such business.  If the Chairman of the annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare at such annual meeting that the business was not properly brought before the meeting and such business shall not be transacted.